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                                                                    EXHIBIT 21

           Subsidiaries of CPB Inc.

           Central Pacific Bank (Hawaii)
           CPB Properties, Inc. (Hawaii)
           CKSS Associates Limited Partnership (Hawaii)
           Trans-Pacific Mortgage Group LLC (Hawaii)
           CPB Real Estate, Inc. (Hawaii)